    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 1996

                                                     REGISTRATION NO. 333-
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               MOVADO GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    NEW YORK                                       13-2595932
        (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NUMBER)

                                125 CHUBB AVENUE
                          LYNDHURST, NEW JERSEY 07071
   (ADDRESS, INCLUDING ZIP CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                  MOVADO GROUP, INC. 1996 STOCK INCENTIVE PLAN
                 MOVADO GROUP, INC. DEFERRED COMPENSATION PLAN
                                 FOR EXECUTIVES
                           (FULL TITLE OF THE PLANS)
                            ------------------------

                               TIMOTHY F. MICHNO
                                GENERAL COUNSEL
                               MOVADO GROUP, INC.
                                125 CHUBB AVENUE
                          LYNDHURST, NEW JERSEY 07071
                                 (201) 460-4800
(NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                    Copy to:

                              JOHN G. FINLEY, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                         NEW YORK, NEW YORK 10017-3909
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                            PROPOSED        PROPOSED
               TITLE OF                                     MAXIMUM         MAXIMUM
            SECURITIES TO                  AMOUNT TO     OFFERING PRICE    AGGREGATE       AMOUNT OF
            BE REGISTERED                BE REGISTERED     PER SHARE     OFFERING PRICE REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
share(3)..............................      330,000        $25.875(1)     $8,538,750(1)       $2,588
--------------------------------------------------------------------------------------------------------
Deferred Compensation
Obligations(4)........................     $5,400,000         100%          $5,400,000        $1,637
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee and calculated pursuant to Rule 457(c), based on the average of the high and low sale prices of the Common Stock on October 8, 1996 as reported on the Nasdaq National Market.
(2) Estimated solely for purposes of calculating the registration fee.
(3) Represents Common Stock issuable under the Movado Group, Inc. 1996 Stock Incentive Plan and under the Movado Group, Inc. Deferred Compensation Plan for Executives.
(4) The Deferred Compensation Obligations are unsecured obligations of Movado Group, Inc. to pay deferred compensation in the future in accordance with the terms of the Movado Group, Inc. Deferred Compensation Plan for Executives.

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

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission by Movado Group, Inc. (the "Company") are hereby incorporated in this Registration Statement by reference:

     (a) Annual Report on Form 10-K for the fiscal year ended January 31, 1996, file no. 0-22378.

     (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1996 and July 31, 1996; and

     (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated September 8, 1993, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Under the Movado Group, Inc. Deferred Compensation Plan for Executives (the "Deferred Compensation Plan"), the Company will provide eligible employees the opportunity to defer a specified percentage of their cash compensation. The obligations of the Company with respect to such deferrals (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     Under the Deferred Compensation Plan, each eligible employee shall deliver a Salary Deferral Election to the Company in order for any salary deferrals to become effective. Eligible employees will be permitted to defer up to a maximum of either five or ten percent of their base salary, in each case as determined by the Company.

     The Company shall establish for each participant a separate bookkeeping account and credit to the account an amount designated in the participant's Salary Deferral Election for each year. Such amounts shall not be made available to the participant, except as described below, and shall reduce the participant's compensation. Amounts credited to participants shall be subject to the rights of the general creditors of the Company.

     Participants shall cease to contribute after they cease to be employed by the Company. The Salary Deferral Election and any changes thereto must be submitted before the beginning of the calendar year during which the amount to be deferred will be earned; provided, however, that in the year in which the Deferred Compensation Plan is first adopted or an employee is first eligible to participate, Salary Deferral Elections may be filed within thirty days of the date on which an employee is first eligible to participate with respect to compensation earned during the remainder of the calendar year.

     The Company shall also credit to the account of each participant a matching contribution in an amount equal to one hundred percent of the salary deferrals contributed by the participant up to the maximum permitted deferral.

     Twenty percent of the matching contributions for a participant shall be made in the form of rights to Common Stock of the Company representing the number of shares (including fractional shares) of Common Stock that the matching contribution could purchase based upon the value of the Common Stock either at the end of the month immediately preceding the month in which the matching contribution is made or as of the date the participant's deferral is actually invested by the plan administrator in the participant designated investment fund(s). Rights to Common Stock may not be granted in any year in an amount in excess of 1% of the total number of shares of Common Stock outstanding on the preceding December 31.

     Dividends declared on Common Stock shall be credited to the account of each participant based on the dividends that would have been paid if the Common Stock rights credited to the participant consisted instead of issued and outstanding Common Stock.

     When a participant or a participant's beneficiary is entitled to a distribution with respect to his or her rights to Common Stock, the Company shall issue to the participant or beneficiary the number of shares of Common Stock equal to the number of full shares then credited in such participant's account. The Company shall pay the credited dividend amounts and any fractional shares in cash.

     The Company reserves the right to make discretionary contributions to participants' accounts in such amounts and in such manner as may be determined by the Company.

     A participant's deferred salary and earnings thereon are immediately vested. Company matching contributions or discretionary contributions vest at the rate of 20% per year as long as the participant remains an employee of the Company. A participant who attains the age of 65 or whose employment terminates due to death or disability shall be fully vested in all amounts in such participant's account. A participant whose employment terminates for other reasons shall forfeit unvested amounts.

     A participant may direct the investment of amounts in the account (other than rights to Common Stock) among investment funds which will be made available.

     The right to benefits or payments under the Deferred Compensation Plan may not be transferred, assigned or pledged by any participant.

     Distributions from the Deferred Compensation Plan shall commence in the January following termination of the participant's employment. Benefits, including shares of Common Stock, will be paid in ten annual installments unless the Company determines to pay the benefits in a lump sum.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 722 of the New York Business Corporation Law (the "BCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of an action or proceeding (or appeal therefrom) other than one by or in the right of the corporation to procure a judgment in its favor (a "derivative action"), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, if they acted in good faith and for a purpose which they reasonably believed to be in or, in the case of service for any other corporation or partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, in addition had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with the defense or settlement of such actions, and no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which the person to be indemnified shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

     Section 721 of the BCL provides that Article 7 of the BCL shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled, whether contained in the corporation's certificate of incorporation or by-laws, or, when authorized by the certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

     Section 723(c) of the BCL provides that expenses incurred in defending a civil or criminal action or proceeding may be paid by a corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer involved to repay such amount. Section 725(a) of the BCL requires that all expenses which are advanced by the corporation be repaid if the person receiving such advancement is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

     Section 726 of the BCL provides that a corporation shall have the power to purchase and maintain insurance to indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of
Article 7 and to indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of Article 7 provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

     The Registrant's Restated Certificate of Incorporation and Restated By-Laws also provide that, to the extent not prohibited by applicable law, the Company will indemnify directors and officers who are made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, including derivative actions, brought because the director or officer is serving as such or is serving in any capacity at the request of the Company for any other entity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses (including attorneys' fees and disbursements), except that no indemnification will be made in respect of judgments adverse to such director or officer that establish that (1) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated; or (2) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     The Restated Certificate of Incorporation and Restated By-Laws provide that the Company shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification the funds necessary for payment of expenses, including, without limitation, attorneys' fees and disbursements, incurred in connection with any proceeding, in advance of the final disposition thereof, subject to the BCL requirement that the Company receive an undertaking, by or on behalf of such director or officer or other indemnified person, to repay any such amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

     The Restated Certificate of Incorporation and Restated By-Laws also provide that the Company shall have the power to purchase and maintain insurance to indemnify (a) itself for any obligation that it incurs as a result of the indemnification of directors and officers under the Restated Certificate of Incorporation and Restated By-Laws or (b) any director or officer in instances in which he or she may be indemnified under the provisions of the Restated Certificate of Incorporation or Restated By-Laws against any liability asserted, whether or not the Company would have the power to indemnify such person against such liability under the laws of the State of New York, subject to the limitations imposed under the BCL.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable

ITEM 8.  EXHIBITS.

     5        Opinion of Timothy F. Michno
    23(a)     Consent of Price Waterhouse LLP
    23(b)     Consent of Timothy F. Michno (included in his opinion filed as Exhibit 5 hereto)
    24        Power of Attorney

ITEM 9.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information set forth in this Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Movado Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lyndhurst, State of New Jersey on this 7th day of October, 1996.

                                          MOVADO GROUP, INC.

                                          By       /s/ GEDALIO GRINBERG

                                            ------------------------------------
                                            Name: Gedalio Grinberg
                                            Title:  Chief Executive Officer and
                                                    Chairman
                                                of the Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 7th day of October, 1996.

                  SIGNATURE                                         TITLE
---------------------------------------------    --------------------------------------------
            /s/ GEDALIO GRINBERG                 Chief Executive Officer and Chairman
---------------------------------------------    of the Board of Directors
              Gedalio Grinberg                   (Principal Executive Officer)
             /s/ EFRAIM GRINBERG                 President
---------------------------------------------
               Efraim Grinberg
             /s/ Michael J. Bush                 Executive Vice President and Chief Operating
---------------------------------------------    Officer
               Michael J. Bush
            /s/ KENNETH J. ADAMS                 Senior Vice President and Chief Financial
---------------------------------------------    Officer
              Kenneth J. Adams                   (Chief Financial Officer)
             /s/ JOHN J. ROONEY                  Corporate Controller (Principal Accounting
---------------------------------------------    Officer)
               John J. Rooney
        /s/ MARGARET HAYES ADAME    *            Director
---------------------------------------------
            Margaret Hayes Adame
           /s/ DONALD ORESMAN    *               Director
---------------------------------------------
               Donald Oresman
       /s/ LEONARD L. SILVERSTEIN    *           Director
---------------------------------------------
           Leonard L. Silverstein
       By*          /s/ TIMOTHY MICHNO
---------------------------------------------
              Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT                                                                                SEQUENTIAL
NUMBER                                  DESCRIPTION OF EXHIBIT                         PAGE NUMBER
-------           -------------------------------------------------------------------  -----------
    5        --   Opinion of Timothy F. Michno regarding legality of the securities being registered
   23(a)     --   Consent of Price Waterhouse LLP
   23(b)     --   Consent of Timothy F. Michno (included in the opinion filed as
                  Exhibit 5)
   24        --   Power of Attorney